NORTH ARKANSAS BANCSHARES, INC.
         MANAGEMENT RECOGNITION PLAN COMMITTEE


                    NOTICE OF AWARD
                    ---------------

     WHEREAS, the Board of Directors of North Arkansas
Bancshares, Inc. (the "Company") has previously adopted the North Arkansas Bancshares, Inc. Management Recognition Plan (the
"Plan"); and

     WHEREAS, the Board of Directors of the Company has previously appointed Directors John Minor, Kaneaster Hodges Jr., and O.E. Guinn Jr. as members of the Management Recognition Plan Committee (the "Committee") pursuant to the terms of the Plan, and by resolution dated ______________ ___, 19__ the Committee made awards under the Plan.

     PLEASE TAKE NOTICE, that the following individual be granted an award under the Plan ("Plan Share Award"), effective
_________________ ___, 19___:

                              Number of Shares Subject to
          Recipient                Plan Share Award
          ---------           ---------------------------

     ____________________                   ____

     AND BE IT FURTHER RESOLVED, that the Plan Share Award specified herein shall be subject to the restrictions and other provisions of Section 7.01 of the Plan.

Date of Notice:

_____________ ___, 199__

                         NORTH ARKANSAS BANCSHARES, INC.
                         MANAGEMENT RECOGNITION PLAN
                         COMMITTEE


                         By: _________________________
                                    Its Chairman